Nicor Gas Company
Form 10-Q
Exhibit 12.01

Nicor Gas Company
Computation of Consolidated Ratio of Earnings to Fixed Charges
(thousands)

	Three		Twelve
	months ended		months ended
	September 30		September 30		Year Ended December 31
	2011		2011		2010		2009		2008		2007		2006

Earnings available to cover fixed charges:

Net income	$8,206		$86,308		$100,871		$74,960		$59,569		$66,277		$58,656

Add: Income tax expense	5,372		51,471		59,264		40,316		30,991		34,197		27,814

Fixed charges	8,134		34,230		36,585		34,933		38,246		41,000		45,041

Allowance for funds used during construction and other	(9)		(21)		-		(51)		(62)		(182)		(614)

	$21,703		$171,988		$196,720		$150,158		$128,744		$141,292		$130,897

Fixed charges:

Interest on debt	$7,690		$32,518		$34,855		$32,991		$35,204		$37,515		$37,665

Other interest charges and amortization of debt
discount, premium, and expense, net	444	*	1,712	*	1,730	*	1,942	*	3,042	*	3,485	*	7,376

	$8,134		$34,230		$36,585		$34,933		$38,246		$41,000		$45,041

Ratio of earnings to fixed charges	2.67		5.02		5.38		4.30		3.37		3.45		2.91

* The Company began accruing interest expense for uncertain tax positions on January 1, 2007. Accordingly, for 2007 and going forward, the interest included in Fixed charges is only the interest on third party indebtedness. Any interest expense accrued on uncertain tax positions is excluded from the calculation of Earnings. Prior years' calculations were not changed.